Exhibit 99.1

For Immediate Release

Contact: Dan Zajdel at (724) 485-4169

CONSOL Energy Reports Net Income of $195.8 million

PITTSBURGH (April 23, 2009) – CONSOL Energy Inc. (NYSE: CNX), a high-Btu bituminous coal and natural gas company, had net income attributable to CONSOL Energy shareholders for the quarter ended March 31, 2009 of $195.8 million, or $1.08 per share. This is more than 260% of the net income attributable to CONSOL Energy shareholders of $75.1 million, or $0.41 per share, earned for the quarter ended March 31, 2008.

CONSOL Energy achieved several financial records for the first quarter of 2009 (excluding the 2005 quarter in which gas stock was sold), including net income attributable to CONSOL Energy shareholders of $195.8 million earnings per share of $1.08, EBITDA of $389.5 million, and EBIT of $283.3 million. CONSOL Energy also had record operating cash flows of $249.8 million.

“This was one of the best quarters in the company’s history,” said J. Brett Harvey, president and chief executive officer. “Despite the weakened economy, CONSOL was able to achieve outstanding net income and earnings per share. Both our coal and gas segments performed extremely well in these difficult times.”

FINANCIAL RESULTS – Quarter-To-Quarter Comparison

	Quarter Ended Mar. 31, 2009	Quarter Ended Mar. 31, 2008
Total Revenue and Other Income	$1,218.8	$1,025.7
Net Income attributable to CONSOL Energy shareholders	$195.8	$75.1
Earnings Per Share – diluted	$1.08	$0.41
Net Cash from Operating Activities	$249.8	$146.1
EBITDA	$389.5	$212.7
EBIT	$283.3	$120.0
Capital Expenditures	$299.6	$176.3
Cash (Provided by) Used in Other Investing Activities*	$(44.5)	$(17.3)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. *Represents net cash used in investment in Equity Affiliates and Proceeds from Sales of Assets.

For 2009, the company has essentially all of its planned coal production priced at an average realized price of $59.83 per ton, or nearly 23 percent higher than 2008 realized pricing. CNX Gas has just over 50 percent of its planned 2009 gas production hedged at an average price of $9.52 per thousand cubic feet.

Quarter-To-Quarter Analysis of Financial Results

Total Revenue and Other Income was $1,218.8 million for the quarter ended March 31, 2009, compared with $1,025.7 million for the March 2008 quarter, or an increase of 18.8 percent. The improvement was due to higher coal pricing and gas production.

Net income attributable to CONSOL Energy shareholders and Earnings per Share were $195.8 million and $1.08 per share, respectively, for the just ended quarter. This was over 260% of the $75.1 million, and $0.41, respectively, from the levels of the March 2008 quarter. Again, the improvement was due to higher coal pricing and gas production.

CONSOL Energy had Net Cash from Operating Activities of $249.8 million for the March 2009 quarter, with $126.4 million attributable to CNX Gas. For CONSOL Energy, this compares to $146.1 million for the March 2008 quarter, an increase of 71.0 percent. Once again, the improvement was due to higher coal pricing and higher gas production.

CONSOL Energy had total capital expenditures of $299.6 million in the March 2009 quarter, with $133.6 million attributable to CNX Gas. For CONSOL Energy, capital expenditures are expected to lessen over the remaining quarters of 2009 as some projects already underway move toward completion.

Liquidity

As of March 31, 2009, CONSOL Energy had $440 million of short-term debt and $364.5 million in total liquidity, which is comprised of $71.6 million of cash and $292.9 million available to be borrowed under its $1.0 billion bank facility. As of March 31, 2009, CNX Gas Corporation had $80.4 million of short-term debt and $104.9 million in total liquidity, which is comprised of $0.2 million of cash and $104.7 million available to be borrowed under its $200.0 million bank facility.

COAL OPERATIONS– Quarter-To-Quarter Comparison

	Quarter Ended Mar. 31, 2009		Quarter Ended Mar. 31, 2008
Total Coal Sales (millions of tons)	15.4		16.0
Sales – Company Produced (millions of tons)	15.4		15.7
Coal Production (millions of tons)	16.0	*	16.2	*
Average Realized Price Per Ton – Company Produced	$59.63		$43.57
Operating Costs Per Ton	$32.30		$28.32
Non-Operating Charges Per Ton	$5.70		$5.16
DD&A Per Ton	$4.24		$3.91
Total Cost Per Ton – Company Produced	$42.24		$37.39
Operating Margins Per Ton	$27.33		$15.25
Financial Margins Per Ton**	$17.38		$6.18

Sales and production include CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced. *Includes 0.5 and 0.3 million tons of metallurgical grade coal for the quarters ended March 31, 2009 and 2008 respectively. **May not add due to rounding.

Total coal sales were down in the March 2009 quarter, as the weak economy reduced coal burn at utilities and coal needs of steel companies.

“Because of the economy, CONSOL Energy is working with some of its customers to postpone shipments where needed. We have long term relationships with our customers that we value highly, but we expect to capture the value for our shareholders in the contracts we have signed,” continued Mr. Harvey. “One option we’re pursuing is spreading the value over future tonnage.”

Coal production was 16.0 million tons in the March 2009 quarter, down from 16.2 million tons in the year-earlier quarter. Mr. Harvey continued, “CONSOL Energy will match its production with actual customer shipments. We are in the business of creating value for our shareholders, so we will not produce coal just to build inventory. When shipments rebound, so will our production.”

Average realized price was $59.63 per ton, or 36.9 percent higher than in the year-earlier quarter, due to general market conditions.

Operating costs were $32.30 per ton, or 14.1 percent higher than in the year-earlier quarter. Supply and maintenance costs were the largest factor, with the installation of higher grade seals and a higher number of seals being built contributing to the increase. Higher gas well plugging costs, higher roof control costs, and higher equipment maintenance costs were also factors. Additionally, labor costs increased as the result of a 2007 UMWA contract.

Total costs were $42.24 per ton, or 13.0 percent higher than in the year-earlier quarter, with most of the increase coming from operating costs.

Commenting on the costs, Mr. Harvey noted that the idling of some of CONSOL’s higher cost mines in the middle of the first quarter could help mitigate unit cost pressures during the rest of 2009.

Operating margins were $27.33 per ton in the March 2009 quarter, an increase of 79.2 percent from $15.25 per ton, due to higher realized pricing per ton. Financial margins were $17.38 per ton, a nearly 3-fold increase from the $6.18 per ton, also due to higher realized pricing.

Other Coal Activities

CNX Marine Terminals loaded approximately 2.2 million tons of coal in the March 2009 quarter, flat with the year-earlier quarter.

Gas Operations

CNX Gas Corporation (NYSE: CXG), 83.3 percent of which is owned by CONSOL Energy, reported total net income attributable to CNX Gas shareholders of $54.9 million for the quarter ended March 31, 2009, compared with $49.9 million in the year earlier quarter. CNX Gas Corporation also issued its earnings release on April 23, 2009. Additional information regarding CNX Gas Corporation financial and operating results for the quarter is available in its release and can be found in the investor section of its website: http://www.cnxgas.com

Outlook

CONSOL Energy now expects to invest $1.0 billion during calendar year 2009. The company continues to monitor and evaluate capital spending to ensure adequate liquidity and to preserve options for possible external investment. The company is committed to completing capital projects in progress, including those that increase capacity and efficiency. CNX Gas expects to invest largely from cash flow generated from operating activities for 2009.

GUIDANCE

	2009	2010	2011
COAL-COMMITTED TONS W/O PRICING	N/M	17.2	22.1
COAL-TONS WITH FIRM PRICING
Tons Committed and Priced (MM tons,3/31/09)	59.3	29.5	19.2
Avg. Realized Price/Ton Committed & Priced	$58.81	$50.41	$47.96
COAL-TONS PRICED WITH COLLARS
Tons	0.8	8.0	5.9
Average Ceiling	$45.47	$53.71	$67.99
Average Floor	$40.13	$45.77	$52.64

Note: Tons priced with ceilings and floors are not included in tons with firm pricing; they are additive. Although there is no assurance that customers with contracts will perform under these contracts, CONSOL Energy expects to capture the value of contracts through negotiated or legal means.

Production Targets

CONSOL Energy has revised its production target from 63 million tons to 62 million tons for calendar year 2009. For the second quarter of 2009, CONSOL Energy expects production to be approximately 14.9 million tons. CNX Gas raised its previously announced production guidance of 85 to 87 billion cubic feet (Bcf) for calendar year 2009.

Outlook Summary

Global demand for both coal and gas has been adversely impacted by the current economic recession and has led to lower capacity utilization in the industrial production sector. CONSOL Energy believes that a reduction in electricity generation load has been the major factor year-to-date regarding the demand for steam coal and natural gas. Consequently, this has led to higher stockpiles of coal at power generators when compared to historical averages as well as elevated natural gas storage levels as the country enters the shoulder season.

“Clearly, coal stockpile levels at power generators and the domestic gas storage level is impacting near-term pricing,” noted Mr. Harvey. “However, we believe that the rapid response by coal and natural gas producers will bring the current oversupplied situation back to equilibrium more rapidly than in previous downturns. We believe that stockpile levels for utilities burning Northern Appalachian coals are still at significantly lower levels than those burning PRB coals. In addition, energy companies with less than stellar financial positions could find it very difficult to obtain reasonable financing terms to maintain their operations. We believe that this will impact supply and could set the stage for higher coal and natural gas prices as early as 2010.”

“CONSOL Energy is doing just what we said we’d do last quarter,” continued Mr. Harvey. “We’re aggressively managing coal production at our mines, carefully managing our relatively low inventory levels, and monitoring our liquidity during this period of tight credit markets and cloudy economic outlook. As a low-cost producer in both coal and gas, I believe that CONSOL Energy and CNX Gas will continue to provide excellent value for shareholders.”

# # #

CONSOL Energy Inc., a high-Btu bituminous coal and natural gas company, is a member of the Standard & Poor’s 500 Equity Index and the Fortune 500. It has 17 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. It is also a majority owner of CNX Gas Corporation, a leading Appalachian gas producer, with proved reserves of over 1.4 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended 03/31/09	Quarter Ended 03/31/08
Net income attributable to CONSOL Energy shareholders	$195,819	$75,082

Add: Interest Expense	8,512	10,176
Less: Interest Income	(434)	(839)
Less: Interest Income on Black Lung Excise Tax Refund	(352)

Add: Income Taxes	79,735	35,553

Earnings Before Interest & Taxes (EBIT)	283,280	119,972

Add: Depreciation, Depletion & Amortization	106,219	92,728

Earnings Before Interest, Taxes and DD&A (EBITDA)	$389,499	$212,700

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: the deteriorating economic conditions; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; reliance on customers honoring existing contracts, extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could impact financial results; increases in the price of commodities used in our mining operations could impact our cost of production; obtaining governmental permits and approvals for our operations; the effects of proposals to regulate greenhouse gas emissions; the effects of government regulation; the effects of stringent federal and state employee health and safety regulations; the effects of mine closing, reclamation and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the current economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the disruption of pipeline systems which deliver our gas; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules; the coalbeds and other strata from which we produce methane gas frequently contain impurities that may hamper production; the enactment of Pennsylvania severance tax on natural gas may impact results of existing operations and impact the economic viability of exploiting new gas drilling and production opportunities in Pennsylvania; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended March 31,
	2009	2008
Sales - Outside	$1,150,244	$886,325
Sales - Gas Royalty Interests	12,632	16,504
Sales - Purchased Gas	1,465	3,539
Freight - Outside	30,916	44,744
Other Income	23,494	74,619

Total Revenue and Other Income	1,218,751	1,025,731
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	667,974	636,728
Gas Royalty Interests’ Costs	10,591	16,074
Purchased Gas Costs	1,530	3,421
Freight Expense	30,916	44,744
Selling, General and Administrative Expense	30,816	30,470
Depreciation, Depletion and Amortization	106,219	92,728
Interest Expense	8,512	10,176
Taxes Other Than Income	77,839	71,606
Black Lung Excise Tax Refund	(352)

Total Costs	934,045	905,947

Earnings Before Income Taxes	284,706	119,784
Income Taxes	79,735	35,553

Net Income	204,971	84,231
Less: Net Income Attributable to Noncontrolling Interest	(9,152)	(9,149)

Net Income Attributable to CONSOL Energy Inc. Shareholders	$195,819	$75,082

Basic Earnings Per Share	$1.08	$0.41

Diluted Earnings Per Share	$1.08	$0.41

Weighted Average Number of Common Shares Outstanding:
Basic	180,576,479	182,572,985

Dilutive	182,150,090	185,192,551

Dividends Paid Per Share	$0.10	$0.10

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) March 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and Cash Equivalents	$71,555	$138,512
Accounts and Notes Receivable:
Trade	259,879	221,729
Other Receivables	71,985	79,552
Inventories	277,676	227,810
Deferred Income Taxes	48,811	60,599
Recoverable Income Taxes		33,862
Prepaid Expenses	269,092	221,750

Total Current Assets	998,998	983,814

Property, Plant and Equipment:
Property, Plant and Equipment	10,110,603	9,980,288
Less - Accumulated Depreciation, Depletion and Amortization	4,269,952	4,214,316

Total Property, Plant and Equipment - Net	5,840,651	5,765,972

Other Assets:
Deferred Income Taxes	310,590	333,543
Investment in Affiliates	75,637	72,996
Other	181,411	214,133

Total Other Assets	567,638	620,672

TOTAL ASSETS	$7,407,287	$7,370,458

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) March 31, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$274,730	$385,197
Short-Term Notes Payable	520,400	557,700
Current Portion of Long-Term Debt	22,045	22,401
Accrued Income Taxes	28,913
Other Accrued Liabilities	511,812	546,442

Total Current Liabilities	1,357,900	1,511,740
Long-Term Debt:
Long-Term Debt	393,019	393,312
Capital Lease Obligations	70,988	75,039

Total Long-Term Debt	464,007	468,351
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,494,558	2,493,344
Pneumoconiosis Benefits	193,009	190,261
Mine Closing	418,827	404,629
Workers’ Compensation	130,345	128,477
Salary Retirement	188,638	194,567
Reclamation	19,867	38,193
Other	240,516	266,550

Total Deferred Credits and Other Liabilities	3,685,760	3,716,021

Total Liabilities	5,507,667	5,696,112
Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 183,014,426 Issued and 180,603,707 Outstanding at March 31, 2009; 183,014,426 Issued and 180,549,851 Outstanding at December 31, 2008	1,830	1,830
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	1,002,682	993,478
Retained Earnings	1,186,324	1,010,902
Other Comprehensive Loss	(436,503)	(461,900)
Common Stock in Treasury, at Cost -2,410,719 Shares at March 31, 2009 and 2,464,575 Shares at December 31, 2008	(80,203)	(82,123)

Total Consol Energy Inc. Stockholders’ Equity	1,674,130	1,462,187

Noncontrolling Interest	225,490	212,159

Total Equity	1,899,620	1,674,346

TOTAL LIABILITIES AND EQUITY	$7,407,287	$7,370,458

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2009	2008
Operating Activities:
Net Income	$204,971	$84,231
Adjustments to Reconcile Net Income Attributable to CONSOL Energy Inc. to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	106,219	92,728
Stock-based Compensation	9,906	5,657
Gain on the Sale of Assets	(1,871)	(7,286)
Amortization of Mineral Leases	1,671	2,087
Deferred Income Taxes	16,452	14,428
Equity in Earnings of Affiliates	(3,361)	(1,355)
Changes in Operating Assets:
Accounts Receivable Securitization		11,400
Accounts and Notes Receivable	(30,459)	(81,648)
Inventories	(49,866)	(21,167)
Prepaid Expenses	2,320	3,091
Changes in Other Assets	5,327	13,341
Changes in Operating Liabilities:
Accounts Payable	(43,690)	(13,816)
Other Operating Liabilities	26,250	3,487
Changes in Other Liabilities	2,938	38,837
Other	2,973	2,078

Net Cash Provided by Operating Activities	249,780	146,093

Investing Activities:
Capital Expenditures	(299,560)	(176,342)
Net Investment in Equity Affiliates	720	1,536
Proceeds from Sales of Assets	43,827	15,803

Net Cash Used in Investing Activities	(255,013)	(159,003)

Financing Activities:
Proceeds from (Payments on) Miscellaneous Borrowings	(6,425)	5,001
Proceeds from (Payments on) Short-Term Borrowings	(37,300)	32,500
Tax Benefit from Stock-Based Compensation	140	9,521
Dividends Paid	(18,060)	(18,255)
Issuance of Treasury Stock	121	5,270
Purchases of Treasury Stock		(3)
Noncontrolling Interest Member Distribution	(200)

Net Cash Provided by (Used in) Financing Activities	(61,724)	34,034

Net Increase (Decrease) in Cash and Cash Equivalents	(66,957)	21,124
Cash and Cash Equivalents at Beginning of Period	138,512	41,651

Cash and Cash Equivalents at End of Period	$71,555	$62,775

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Treasury Stock	Total Consol Energy, Inc. Stockholders’ Equity	Noncontrolling Interest	Total Equity
Balance - December 31, 2008	$1,830	$993,478	$1,010,902	$(461,900)	$(82,123)	$1,462,187	$212,159	$1,674,346

(Unaudited)
Net Income	—	—	195,819	—	—	195,819	9,152	204,971
Treasury Rate Lock (Net of ($12) tax)	—	—	—	(20)	—	(20)	—	(20)
FASB 158 Long- Term Liability Adjustment (Net of $915 tax)	—	—	—	1,497	—	1,497	(4)	1,493
Gas Cash Flow Hedge (Net of $18,295 tax)	—	—	—	23,920	—	23,920	4,785	28,705

Comprehensive Income	—		195,819	25,397	—	221,216	13,933	235,149
Issuance of Treasury Stock	—	—	(2,337)	—	1,920	(417)	—	(417)
Tax Benefit from Stock-Based Compensation	—	140	—	—	—	140	—	140
Amortization of Stock-Based Compensation Awards	—	8,786	—	—	—	8,786	1,120	9,906
Stock-Based Compensation Awards to CNX Gas	—	278	—	—	—	278	(278)	—
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	(1,444)	(1,444)
Dividends ($0.10 per share)	—	—	(18,060)	—	—	(18,060)	—	(18,060)

Balance - March 31, 2009	$1,830	$1,002,682	$1,186,324	$(436,503)	$(80,203)	$1,674,130	$225,490	$1,899,620

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